UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 13, 2025

ESS TECH, INC.
(Exact name of registrant as specified in charter)

Delaware	001-39525	98-1550150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

26440 SW Parkway Ave., Bldg. 83 Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip code)
(855) 423-9920
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GWH	The New York Stock Exchange
Warrants, each fifteen warrants exercisable for one share of common stock at an exercise price of $172.50	GWH.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On November 13, 2025, in connection with the launch of an “at the market offering” program, ESS Tech, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with Yorkville Securities, LLC (“Yorkville”), BMO Capital Markets Corp., Canaccord Genuity LLC, Needham & Company, LLC and Stifel, Nicolaus & Company, Incorporated (the “Agents”) pursuant to which the Company may sell, from time to time, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), during the term of the Sales Agreement through the Agents acting either as agent or principal. The Company has filed a prospectus supplement with the Securities and Exchange Commission (the “SEC”) relating to the offer and sale of $75 million off shares of Common Stock (the “Shares”) pursuant to the Sales Agreement, which supplemented the base prospectus in the Company’s previously filed Registration Statement on Form S-3 (File No. 333-268138), which was declared effective by the SEC on November 17, 2022.
The Company intends to use the net proceeds from the offering, if any, in compliance with the terms of that certain Promissory Note, dated October 14, 2025, between the Company and YA II PN, LTD., which is an affiliate of Yorkville (the “Promissory Note”), which generally requires that proceeds first be used to satisfy any installment payments under the Promissory Note due within thirty days. After any such payments, 80% of the remaining proceeds from this offering will be used to satisfy installment payments under the Promissory Note in direct order of maturity until the promissory note is repaid in full. In respect of the remaining 20% of proceeds that the Company may receive while the Promissory Note is outstanding, and all net proceeds the Company may receive following the repayment of the Promissory Note, the Company intends to use such net proceeds for working capital and general corporate purposes. Canaccord Genuity LLC is acting as the “qualified independent underwriter,” within the meaning of Financial Industry Regulatory Authority Rule 5121, in connection with the Offering.
The Company may, from time to time and subject to the terms of the Sales Agreement, sell the Shares thereunder, but is not obligated to sell any such Shares. Subject to the terms and conditions of the Sales Agreement, the Agents will use their commercially reasonably efforts to sell, on the Company’s behalf, the Shares offered by the Company under the Sales Agreement. Subject to the terms and conditions of the Sales Agreement, the Agents may sell Shares by any methods determined to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended.
The Company has agreed to pay the Agents a commission equal to 3.0% of the gross sales price of such Shares pursuant to the Sales Agreement. The Sales Agreement contains customary representations, warranties, and agreements of the Company and the Agents, indemnification rights and obligations of the parties and termination provisions.
The foregoing summary of the Sales Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Sales Agreement, a copy of which is filed as Exhibit 1.1 hereto and incorporated herein by reference. The provisions of the Sales Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such Sales Agreement and are not intended as a document for investors and the public to obtain factual information about the Company’s current state of affairs. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the SEC.
This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any Shares under the Sales Agreement, nor shall there be any sale of such Shares in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Yorkville was a party to the Company’s Standby Equity Purchase Agreement, and an affiliate of Yorkville is the lender under the Promissory Note. Furthermore, the Agents and/or one of their respective affiliates may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company for which they will receive customary fees and commissions.

Item 9.01 Financial Statements and Exhibits.
(d)Exhibits.

Exhibit No.

1.1#
Sales Agreement, dated November 13, 2025, by and between ESS Tech, Inc. and Yorkville Securities, LLC, BMO Capital Markets Corp., Canaccord Genuity LLC, Needham & Company, LLC and Stifel, Nicolaus & Company, Incorporated

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
___________
#    Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: November 13, 2025

ESS TECH, INC.

By:	/s/ Kate Suhadolnik
Name:	Kate Suhadolnik
Title:	Interim Chief Financial Officer